SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)         June 27, 2006

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

1-3526	The Southern Company (A Delaware Corporation) 30 Ivan Allen, Jr. Blvd., N.W. Atlanta, Georgia 30308 (404) 506-5000	58-0690070

The address of the registrant has not changed since the last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

See MANAGEMENT’S DISCUSSION AND ANALYSIS – FUTURE EARNINGS POTENTIAL – “Income Tax Matters – Synthetic Fuel Tax Credits” of The Southern Company (“Southern”) in Item 7 of its Annual Report on Form 10-K for the year ended December 31, 2005 and MANAGEMENT’S DISCUSSION AND ANALYSIS – FUTURE EARNINGS POTENTIAL – “Income Tax Matters – Synthetic Fuel Tax Credits” of Southern and Note (J) to the financial statements of Southern in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006. Southern has taken several actions in connection with its investments in two entities that produce synthetic fuels (Carbontronics Synfuels Investors, LP (“Carbontronics”) and Alabama Fuel Products, LLC (“AFP”)). Carbontronics idled its production of synthetic fuel in May 2006. In addition, Southern entered into an agreement to terminate its ownership interest in AFP effective July 1, 2006; however, Southern will continue to provide fee-based services to AFP’s plants.

The decision to idle synthetic fuel production at Carbontronics and to terminate Southern’s interest in AFP was due to the continued uncertainty regarding the value of tax credits associated with the synthetic fuel investments. In accordance with Section 45K of the Internal Revenue Code of 1986, as amended, synthetic fuel tax credits are subject to limitation and phase-out as the annual average price of oil (as determined by the Department of Energy) increases over a specified, inflation-adjusted dollar amount published in the spring of each subsequent year.

In addition to idling production at Carbontronics and terminating the interest in AFP, Southern has executed a series of financial hedges to mitigate the risk of changes in the value of tax credits related to Southern’s synthetic fuel investments.

As a result of these actions, Southern continues to evaluate its synthetic fuel investments for potential impairment. At March 31, 2006, Southern’s synthetic fuel investments totaled approximately $16.9 million.

The final outcome of these matters cannot now be determined.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 28, 2006	THE SOUTHERN COMPANY By /s/Patricia L. Roberts Patricia L. Roberts Assistant Secretary